Exhibit 23.2

HJ & Associates, LLC
50 South Main Street, Suite 1450
Salt Lake City, Utah 84144
Telephone (801)328-4408
Fax  (801)328-4461

Certified Public Accountants and Consultants

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Rapid Bio Tests Corporation (formerly Vitatonics Corp.) on Form S-8 of our report dated March 31, 2003, which includes an emphasis paragraph relating to the uncertainty as to the Company's ability to continue as a going concern, included in and incorporated by reference in the Annual Report on Form 10-KSB of Rapid Bio Tests Corporation (formerly Vitatonics Corp.) for the year ended February 28, 2003.


/s/ HJ & Associates, LLC
HJ& Associates, LLC
Salt Lake City, Utah
March 29, 2004